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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                               Commission File Number 33-16110-D

   (Check one)

   [X] Form 10-K and Form 10-KSB    [ ] Form 11-K

   [ ] Form 20-F    [ ] Form 10-Q and Form 10-QSB    [ ] Form N-SAR

   For period ended March 31, 1998

   [ ] Transition Report on Form 10-K and Form 10-KSB

   [ ] Transition Report on Form 20-F

   [ ] Transition Report on Form 11-K

   [ ] Transition Report on Form 10-Q and Form 10-QSB

   [ ] Transition Report on Form N-SAR

   For the transition period ended
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   Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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                                     PART I
                             REGISTRANT INFORMATION

   Full name of registrant   Southwestern Water Exploration Co.
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   Former name if applicable Star Acquisitions Corporation
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   Address of principal executive office (Street and number)
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     15 Macleod Trail, S.E., Suite 1100
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   City, state and zip code  Calgary, Alberta Canada
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                                    PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the
  [X] prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Form 10-KSB could not be filed within the prescribed time period because of delays in the preparation of the financial statements which provide the basis for figures contained in other sections of the annual report.

                                    PART IV
                               OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

           Kresimir Peharda                      (213) 624-6900
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               (Name)                    (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes   [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes   [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Southwestern Water Exploration Co.
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                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    June 29, 1998   By    /s/ Steven Misner, President
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